Exhibit 99.2

iPic® Entertainment Announces Departure of CFO Paul Westra

Andre Loehrer, iPic’s Controller, to Serve as Interim CFO

BOCA RATON, FL (Globe Newswire) – November 6, 2018 – iPic® Entertainment (“iPic” or the “Company”) (NASDAQ: IPIC), America’s premier luxury restaurant-and-theater brand, today announced that Paul Westra is resigning to rejoin the financial services industry. Andre Loehrer, iPic’s Controller, will assume the position of interim Chief Financial Officer. The Company has also commenced a formal search through Spencer Stuart for a new permanent Chief Financial Officer.

“On behalf of myself, our Board and all of our team members, I want to thank Paul for his service and contributions to iPic,” stated Hamid Hashemi, Founder and CEO of iPic Entertainment. “His leadership has been instrumental, particularly through our IPO earlier this year. We wish him success in his future endeavors and we understand his interest in going back to the capital markets where he spent most of his career.”

Loehrer joined iPic in March 2017 as the financial controller. He has over 18 years’ experience in accounting and auditing. Prior to joining iPic, Loehrer served as the Controller of Twin-Star International, Inc. from October 2013 until March 2017. He obtained his Bachelor of Commerce (Honors) in Auditing and Accounting from the University of South Africa.

“I am grateful for my time with iPic Entertainment and to have had the opportunity to work with such a passionate group of people and a brand with significant long-term growth potential. However, I have come to appreciate that my career interests and skillset are better suited for the capital markets and will therefore be re-entering the financial services industry. I wish the Company and all of its team members the very best,” said Westra.

About iPic® Entertainment Inc.

Established in 2010 and headquartered in Boca Raton, FL, iPic® Entertainment is America’s premier luxury restaurant-and-theater brand. A pioneer of the dine-in theater concept, iPic® Entertainment’s mission is to provide visionary entertainment escapes, presenting high-quality, chef-driven culinary and mixology in architecturally unique destinations that include premium movie theaters and restaurants. iPic® Theaters offers guests two tiers of luxury leather seating, Premium Chaise lounge and Premium Plus pod or reclining seating options. iPic® Theaters currently operates 15 locations with 115 screens in Arizona, California, Florida, Illinois, Maryland, New Jersey, New York, Texas, and Washington and new locations planned for Florida, Georgia, Texas, California and Connecticut. For more information, visit www.iPic.com.

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Investor Relations:

ICR

Raphael Gross

Melissa Calandruccio, CFA

iPicIR@icrinc.com

646-277-1273

Media Relations:

The Gab Group for iPic® Entertainment Corporate

Michelle Soudry

msoudry@thegabgroup.com

561-750-3500

Jonesworks

Stephanie Jones/Michelle Bower

ipic@jonesworks.com
212-839-0111